EXHIBIT 99.2

CBL & ASSOCIATES PROPERTIES, INC.
CONFERENCE CALL, SECOND QUARTER
July 30, 2014 @ 11:00 AM ET

Katie:

Thank you and good morning. We appreciate your participation in the CBL & Associates Properties, Inc. conference call to discuss second quarter results. Joining me today are Stephen Lebovitz, President and CEO and Farzana Mitchell, Executive Vice President and CFO. I’ll begin by reading our safe harbor disclosure and then will turn it over to Stephen for his remarks.

This conference call contains "forward-looking statements" within the meaning of the federal securities laws. Such statements are inherently subject to risks and uncertainties. Future events and actual results, financial and otherwise, may differ materially from the events and results discussed in the forward-looking statements. We direct you to the Company’s various filings with the Securities and Exchange Commission including, without limitation, the Company’s most recent Annual Report on Form 10-K. During our discussion today, references made to per share amounts are based upon a fully diluted converted share basis.

During this call, the Company may discuss non-GAAP financial measures as defined by SEC Regulation G. A reconciliation of each non-GAAP financial measure to the comparable GAAP financial measure will be included in today’s earnings release that is furnished on Form 8-K along with a transcript of today’s comments and additional supplemental schedules. This call will also be available for replay on the Internet through a link on our website at cblproperties.com.

Stephen:

Thank you, Katie and good morning. We appreciate everyone joining us to review this quarter’s results.

We are pleased with the improvement in our financial and operational performance for the second quarter. Same center NOI growth has been our top priority this year, and with this quarter’s results, we are at the high end of our 1-2% guidance range. Lease spreads and occupancy showed encouraging progress. Additionally, we are proactively reducing exposure to underperforming retailers and anchors through our redevelopment program, which Katie will discuss in a few minutes. Before getting into more specifics on our quarterly performance, I wanted to provide an update on our strategic transformation. One of our primary goals is to achieve a higher growth portfolio through targeted divestitures of stable, but lower-growth malls and non-core properties as well as accretive investments in higher growth assets. Progressing towards this goal, we closed on the sale of Lakeshore Mall in Sebring, FL as well as a small associated center expansion as previously announced.

We have also entered into a contract to sell a mall and its associated center as well as a contract for the sale of a community center. The mall was not marketed but was sourced as a reverse inquiry through a broker. Both transactions are subject to due diligence and normal closing conditions and are not binding at this time. Once the buyers are financially committed we will announce transaction details, but pricing is in-line with our expectations. The total aggregate transaction value for these sales is less than $25 million and we anticipate closing on both transactions later this year.

We are in active negotiations on several additional assets. The level of response we are receiving for our properties is solid and represents interest from a broad range of investors. The types of buyers that we are negotiating with tend to be smaller private institutions and real estate operators, high net worth individuals and opportunity funds. We also continue to field reverse inquiries on select assets. We are spending a significant amount of time vetting prospective buyers to ensure that once we enter into a transaction our execution risk is limited.

Last quarter we discussed three malls being broadly marketed and seven malls beings privately marketed. We have recently broadened our marketing efforts and now have more than a dozen parties seriously evaluating all or a portion of the ten malls. We had initially targeted a few select investors that we believed would be a good fit for these malls, but due to the interest received we elected to broaden our marketing efforts. The interest remains high and we are optimistic that we will receive attractive proposals for transactions on these assets.

In addition to selling assets, investing into higher growth opportunities is equally important. Our outlet, new development and redevelopment programs are generating accretive returns in the range of 7-12% as well as ongoing growth for CBL. This year we will invest roughly $250 million in new and expansion projects and at the same time, we are building up a pipeline for the next several years.

Tomorrow we will celebrate the Grand Opening of our newest outlet center, The Outlet Shoppes of the Bluegrass, located between Louisville and Lexington in Simpsonville, KY. The center is opening 100% leased and committed to a 12% unleveraged return. Our partnership with Horizon continues to create significant value by adding high-growth assets with double-digit unleveraged returns to the portfolio. This opening represents the fifth outlet center in the CBL portfolio. With our goal of adding a new project every 12 to 18 months, we hope to make another announcement in the near future.

Now let me spend a few minutes reviewing our operational performance for the quarter. We are pleased with our results as they reflect the positive impact of our strategic initiatives and are in-line with our expectations and guidance. Same-center NOI improved above the strong pace set in the first quarter, increasing 1.9%, at the high end of our guidance range for the year.

Leasing results improved over the first quarter with approximately 427,000 square feet of leases executed in the mall portfolio at an average spread of 11.7%. Increases on new leases continue to be impressive at 27.8% and as anticipated renewal lease spreads improved over first quarter results to 4.2%. Given the level of retail demand we are experiencing, we are confident that we will be successful in maintaining double digit lease spreads throughout the year as we continue our tenant upgrade program at our properties.

Occupancy in the same-center mall pool increased 70 basis points from the first quarter, and declined 10 basis points year-over-year to 92.9%. Overall occupancy in the portfolio increased 50 basis points to 93.5%. As Katie will discuss shortly, we have a number of boxes coming on line later this year, which will further boost our occupancy numbers.

Sales were up approximately 1% in the quarter, bringing our rolling twelve month sales to a decline of 2.7% or $354 per square foot. April sales rebounded significantly following a weak first quarter while sales in May and June were both flat. Given the decrease for the first six months, we expect that it will be difficult for sales to turn meaningfully positive for the year. We are still experiencing challenges in women’s, family and junior apparel but have seen strength in sporting goods, jewelry and cosmetics. Despite the slow-down in sales the industry is experiencing, retail demand across our portfolio is strong and we have been successful in upgrading underperforming retailers and driving rent spreads.

I will now turn the call back over to Katie to provide an overview of our redevelopment and development pipeline.

Katie:

Thank you, Stephen.

We have a number of great retail names opening throughout our portfolio as part of our expansion and redevelopment program. At Meridian Mall in Lansing, Michigan, we opened H&M in June and a new Gordman’s is scheduled for a construction start later this year with an opening expected in summer 2015. We have three additional H&M locations under construction and opening later this year at Valley View Mall, Asheville Mall and Burnsville Mall. In August, we are opening a new 12-screen Carmike theater at Hammock Landing, our open air center in West Melbourne, Florida and will soon start construction on a new Academy Sports. The opening is anticipated in spring 2015.

In October, Nordstrom Rack will join West Towne Crossing, an associated center next to West Towne Mall in Madison, WI. The 31,000-square foot store replaces a former Gander Mountain location.

Burlington is scheduled to celebrate its grand opening at Northgate Mall here in Chattanooga, TN this September. The new 63,000 square foot store is taking space formerly occupied by a Belk Home store and shop space and is expected to open later this year. We are continuing our redevelopment of Northgate Mall adding a new streetscape with Old Chicago Pizza and Taproom, Old Navy, which opened earlier this year and additional retail and restaurants.

Dick’s Sporting Good is celebrating their grand opening next month at Monroeville Mall in Pittsburgh, PA in the remaining portion of a former department store space. The new 86,000-square-foot store is a great addition to the mall and continues our revitalization of the center. NOI and sales growth at Monroeville Mall has been improving as we’ve opened new stores such as H&M and a 12-screen Cinemark Theater.

Last week, Belk held a grand opening for their first free-standing Belk Home location at our Friendly Center in Greesboro, NC. The new 30,000-square foot store was developed on land that was formerly occupied by two single-tenant office buildings. This is a great addition to the center and has already started off with sales well above plan.

Just in time for the holiday shopping season, we will celebrate the grand opening of many of the new stores joining Fayette Mall in Lexington, KY as part of the Sears redevelopment. H&M, Michael Kors, Aveda and Vera Bradley are several of the names that will be new to the market. Cheesecake Factory is under construction and will open later this year at both Fayette and CoolSprings Galleria. Construction on the Sears redevelopment at CoolSprings Galleria, which includes Nashville’s first American Girl as well as Belk Home, H&M and two quality sit-down restaurants has commenced with the opening scheduled for 2015.

We are finalizing plans for the former JCPenney locations that closed in two of our malls in May. We anticipate sub-dividing the locations to accommodate junior anchor retailers. We plan to make announcements later this year once executed leases are in place with an early 2015 construction start. During 2014, we will open more than a dozen boxes and 11 restaurants across our portfolio broadening the shopping experience at our malls for customers.

In addition to the grand opening of The Outlets of the Bluegrass, which Stephen mentioned earlier, later this summer we will open the two expansions we have under construction at our outlet centers in Oklahoma City and El Paso. The 35,000-square-foot expansion of The Outlet Shoppes at Oklahoma City is underway with new retailers Forever 21 and Lids. At The Outlet Shoppes at El Paso, the 45,000-square-foot expansion will include great brands such as H&M and Nautica.

Construction on phase two of Fremaux Town Center in Slidell, LA is underway. The 265,000-square-foot project will be anchored by Dillard’s and will include a great line-up of fashion oriented shops. The opening is scheduled for October 2015.

Construction started this month on our latest community center development, Parkway Plaza, a 134,000-square-foot project in the Chattanooga-suburb of Fort Oglethorpe, GA. At the opening in spring 2015, the 16-acre site will deliver several retailers that are new to the area, including anchor stores Ross dress for Less, Hobby Lobby, Marshalls and Petco.

Finally, we have added a new project to our shadow development pipeline. We are working with Stirling, our partner on Fremaux Town Center, to develop a 400,000-square-foot open air center in Lafayette, LA. Pre-leasing is strong and we are working to execute leases with a great line-up of box retailers and complementary shops. Construction is expected to start late this year for a fall 2015 opening.

I will now turn the call over to Farzana to provide an update on financing as well as a review of our financial performance.

Farzana:

Thank you, Katie and good morning.

We were pleased with our operating results for the second quarter, which continued the positive momentum achieved in the first quarter. FFO in the second quarter of $0.55 per share was flat compared with adjusted FFO in the prior year period.

FFO benefited by more than two cents from rental growth in our existing wholly owned and joint venture properties as well as income from newly developed properties, expansions and redevelopments. However, as you know we sold several properties last year and issued stock under our ATM program, which collectively impacted FFO by more than three cents per share. We enjoyed a benefit to FFO from the payoff of the Westfield Preferred Units of approximately two cents per share. This was partially offset by slightly higher interest expense due to additional borrowings and higher interest rate on the bonds issued in the fourth quarter 2013.

G&A as a percentage of total revenues was 4.4% for the quarter compared with 5.0% in the prior-year period. Our cost recovery ratio for the second quarter declined to 100.8% compared with 103.5% in the prior-year period due to higher real estate taxes and flat tenant reimbursements.

Portfolio same-center NOI growth in the quarter was 1.9%, including a 1.4% increase in the mall category over the prior-year period. Growth in the quarter continued to be fueled by top line revenue with minimum rents increasing by $3.5 million, partially offset by a $0.7 million decline in percentage rents. Property operating expenses were down roughly $0.4 million and maintenance and repairs declined $0.8 million, while real estate taxes increased $0.4 million. We continue to maintain tight expense controls and look for opportunities to further reduce costs and drive efficiency.

Now I will turn to the balance sheet, financing and liquidity as well as highlight a few significant transactions.

On July 11th we closed on a new $126 million loan secured by Coastal Grand in Myrtle Beach, SC. Coastal Grand is owned in a 50/50 joint venture. The ten-year non-recourse loan bears fixed interest at 4.0865%. Proceeds from the new loan were used to retire the existing $75.2 million loan and our share of the net proceeds of $25 million was used to pay down outstanding balances on our lines of credit.

We anticipate using availability on our lines of credit to retire our one remaining 2014 loan maturity, the $113.4 million loan secured by Mall del Norte in Laredo, TX. The highly-productive mall will be added to our pool of unencumbered assets.

In July, the loan secured by Chapel Hill Mall was placed into receivership. We are no longer providing management or leasing services for the property and anticipate the servicer to proceed with a foreclosure or to accept a deed in lieu of foreclosure within the next several months. At that time we would anticipate recording a gain on the extinguishment of debt.

We ended the quarter with approximately $917 million available on our lines of credit. Our financial covenants remain sound, with a fixed charge coverage ratio of 2.2 times compared with 2.1 times last year. Our bond covenants are well in excess of the minimum required and we expect continued improvements over time. The secured debt to gross book value ratio was 39.6% at quarter end.

Our bonds continue to trade extremely well at 90-100 basis points below their issue coupon of 5.25%. We would anticipate taking advantage of the ongoing positive market conditions later this year, continuing to execute on our stated strategy to create a balanced financial structure.

Based on our strong performance for the first half of the year bolstered by double-digit lease spreads, we are reaffirming adjusted FFO guidance for 2014 in the range of $2.22 to $2.26 per share, which includes the impact of properties under contract today. Our FFO guidance assumes:

•	Same-center NOI growth in a range of 1 to 2%;

•	Flat to positive 25 basis point increase in occupancy throughout the year;

Our guidance does not include any future unannounced asset sales, bond issuances or acquisitions.

I’ll now turn the call over to Stephen for concluding remarks.
Stephen:

Thank you, Farzana.

Thank you again for joining us this morning. We are pleased with the continued improvements in our operating portfolio as well as the progress we are making on our strategic initiatives. Retail demand for the CBL portfolio is high and we look forward to generating further enhancements to our portfolio and our results.

Before we open it up for questions I wanted to take a minute to recognize Charlie Willett. After four decades with CBL, Charlie has decided to retire. Charlie originally joined CBL’s predecessor company and throughout his time has made tremendous contributions to our growth, including maintaining relationships with many of you as well as our lending partners. We appreciate his loyalty and dedication to CBL and wish him the best in his retirement.

We are now happy to answer any questions you may have.